Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

KORE Group Holdings, Inc.

Alpharetta, Georgia

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 7, 2021, except for the effects of the recapitalization described in Note 1, as to which the date is December 2, 2021, relating to the consolidated financial statements and schedule of Maple Holdings Inc. and its subsidiaries appearing in the KORE Group Holdings, Inc.’s Prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-261464) on December 29, 2021, relating to KORE Group Holdings, Inc.’s Registration Statement on Form S-1, as amended, and originally filed with the Commission on December 2, 2021, for the year ended December 31, 2020.

/s/ BDO USA, LLP

Atlanta, Georgia

January 4, 2022